Exhibit 10.10
Alnylam Pharmaceuticals, Inc.  Annual Incentive Program

Purpose

The Compensation Committee of the Board of Directors (the “Board”) of Alnylam Pharmaceuticals, Inc. (“Alnylam”) has recommended and the Board has approved this Annual Incentive Program (the “Bonus Plan”) to incent and reward eligible employees of Alnylam or any of its affiliates (subject to applicable local laws) (collectively, the “Company”), based upon their performance relative to pre-established corporate and individual goals and objectives, and to retain Company employees by establishing an important element of the Company’s total rewards package consistent with the Company’s compensation philosophy and operating strategy.

Eligibility

All regular employees who are not otherwise participating in any field-based incentive plan established by the Company, and who are employed by the Company both on or before October 1 of a calendar year (each, a “Plan Year”) and on the date of payment of any Bonus Award (as defined herein) hereunder, (collectively, “Plan Participants”), are eligible to receive an annual cash bonus (a “Bonus Award”) based upon achievement of individual and/or corporate goals and objectives for such Plan Year. The Compensation Committee may, in its discretion, include employees who join the Company or one of its affiliates after October 1 of a Plan Year as Plan Participants. Bonus Awards for Plan Participants who have been employed with the Company or one of its affiliates for less than one year as of the last day of a Plan Year may be pro-rated by the Compensation Committee, in its discretion. In addition, Bonus Awards for Plan Participants who have been on an approved leave of absence for in excess of twelve consecutive weeks during the applicable Plan Year may be pro-rated by the Compensation Committee, in its discretion (subject to applicable local laws).

Goals

The corporate goals for each Plan Year, including the percentage weighting for such goals, shall be proposed by the Company’s executive officers, reviewed by the Compensation Committee and approved by the Board. Except as the Compensation Committee may otherwise determine, Bonus Awards for the Company’s executive officers will be based entirely upon achievement of the corporate goals. Individual objectives for all other Plan Participants shall be approved by the employees’ direct supervisor.

Awards

Under the Bonus Plan, each Plan Participant shall have an established target award, representing a percentage of the Plan Participant’s annual base salary (a “Target Award”). Unless the Compensation Committee otherwise determines, the Target Award shall be based upon the Plan Participant’s base salary and job level as of the last day of the applicable Plan Year.

Bonus Awards under the Bonus Plan, if any, will be determined by first establishing a bonus pool (the “Bonus Pool”). The Bonus Pool will be calculated by (1) aggregating each Plan Participant’s Target Award, (2) multiplying that sum by one hundred and four percent (104%), and then (3) multiplying that sum by a modifier established by the Board that is based on the Company’s performance as measured against the applicable Plan Year’s corporate goals (the “Corporate Performance Level”). The Compensation Committee shall also have the discretion to set a “minimum” threshold and/or a “maximum” amount with respect to the Corporate Performance Level.

The Bonus Pool will then be allocated among the Plan Participants based upon consideration of each Plan Participant’s title/level and salary (as reflected by their Target Award percentage) and (i) with respect to Plan Participants who are executive officers, the Corporate Performance Level (except as the Compensation Committee may otherwise determine), and (ii) with respect to all other Plan Participants, their year-end performance ratings for such Plan Year, which shall be determined by their performance against their individual objectives for such Plan Year, overall job performance and support of the Company’s core values.

The Compensation Committee retains the discretion under the Bonus Plan to adjust upward or downward any Bonus Award and/or the Bonus Pool as it deems appropriate.

By no later than January 31 of the year following the applicable Plan Year, the Compensation Committee, and the full Board of Directors, as applicable, plans to evaluate the Company’s performance against the established corporate goals, establish the Bonus Pool, if any, available under the Bonus Plan and approve the individual Bonus Awards for each executive officer and each other employee at the level of Senior Vice President or higher. The Company’s management will evaluate the individual performance and contributions of the other Plan Participants, and determine the amount of the Bonus Awards to be granted from the Bonus Pool to such other Plan Participants. This determination is expected to be made on or before February 28 of the year following the applicable Plan Year and any Bonus Awards granted to Plan Participants under the Bonus Plan shall be made in cash and paid before March 15 of the year following the applicable Plan Year.

Administration; Amendment

The Bonus Plan is administered by the Compensation Committee. The Compensation Committee has full power and authority to interpret and make all decisions regarding the Bonus Plan, and its decisions and interpretations are final and binding on all Plan Participants. The Compensation Committee or the full Board may amend the Bonus Plan in any manner at any time without the consent of any Plan Participant.

Approved by Board of Directors March 8, 2018
Amended October 7, 2019